EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Flexion Therapeutics, Inc. of our report dated August 2, 2013, except for the second, third and fourth paragraphs in Note 1 and except for Note 16, as to which the date is January 28, 2014, relating to the consolidated financial statements of Flexion Therapeutics, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2014